EXHIBIT 3.1

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

| Filed in the Office of | Business Number E0577422008-8 |
| --- | --- |
| FVAguilar | Filing Number 20265725861 |
| Secretary of State State Of Nevada | Filed On 05/07/2026 13:13:54 PM |
| | Number of Pages 4 |

# Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

| | |
| --- | --- |
| **1. Entity information:** | Name of entity: LataMed AI Corp.<br>Entity or Nevada Business Identification Number (NVID): NV20081526620 |
| **2. Effective date and time:** | For Certificate of Designation or Amendment to Designation Only (Optional): Date: 05/07/2026 Time:<br>(must not be later than 90 days after the certificate is filed) |
| **3. Class or series of stock:** (Certificate of Designation only) | The class or series of stock being designated within this filing:<br>CLASS C VOTING PREFERRED STOCK |
| **4. Information for amendment of class or series of stock:** | The original class or series of stock being amended within this filing: |
| **5. Amendment of class or series of stock:** | ☐ Certificate of Amendment to Designation- Before Issuance of Class or Series<br>As of the date of this certificate no shares of the class or series of stock have been issued.<br>☐ Certificate of Amendment to Designation- After Issuance of Class or Series<br>The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. |
| **6.Resolution:** (Certificate of Designation and Amendment to Designation only) | By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* |
| **7. Withdrawal:** | Designation being Withdrawn: Date of Designation:<br>No shares of the class or series of stock being withdrawn are outstanding.<br>The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * |
| **8. Signature:** (Required) | X Kevin Rodan Levy<br>Signature of Officer Date: 05/07/2026 |

*This form must be accompanied by appropriate fees.*

page1 of 1
Revised: 1/1/2019

 CERTIFICATE OF DESIGNATIO

OF

SERIES C VOTING PREFERRED STOCK

OF

LATAMED AI CORP.

A Nevada Corporation

Pursuant to Section NRS 78.1955 of the Nevada Revised Statutes, LataMed AI Corp., a corporation organized and existing under the laws of the State of Nevada (the “Company”), does hereby submit the following:

WHEREAS, pursuant to the Company’s Articles of Incorporation, the Company has authorized capital stock consisting of (a) Seven Hundred Million (700,000,000) shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and (b) Three Hundred Million (300,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of which certain series have previously been designated, including Series A Preferred Stock and Series B Preferred Stock; and

WHEREAS, the Board of Directors of the Company (the “Board”) is authorized to issue and establish one or more series of Preferred Stock and to fix the designation, rights, preferences, powers, restrictions, and limitations thereof; and

WHEREAS, the Board desires to establish a new series of Preferred Stock and to set forth the designation, rights, preferences, and limitations of such series as set forth herein;

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority conferred upon the Company by its Board of Directors, the Board does hereby provide for the designation of the following class of Preferred Stock and to set, establish, fix, and herein state and express, by this Certificate of Designation (the “ Certificate of Designation”), the designation, rights, preferences, powers, restrictions, and limitations of such class of Preferred Stock as follows:

DESIGNATION OF SERIES C VOTING PREFERRED STOCK

1. DESIGNATION AND AMOUNT. There shall be a series of Preferred Stock designated as “Series C Voting Preferred Stock” (the “Series C Preferred Stock”), and the number of shares constituting such series shall be 5,000,000 shares, par value $0.0001 per share (the “Shares”).

(a) Issuance. Each Share of Series C Preferred Stock shall be issuable by a vote of a majority of the Board of Directors, and the latest date of any such vote shall be deemed the “Issuance Date.”

(b) Dividends. Distributions may be paid on the Series C Preferred Stock, when and if declared by the Board of Directors, subject to the prior and superior rights of the holders of any senior securities, if any. In addition, the holders of record of the Series C Preferred Stock shall be entitled to receive, as, when, and if declared by the Board of Directors, distributions in the same per share amount as paid on the Common Stock.

(c) Rank and Liquidation.

(i) Rank. With respect to distributions upon liquidation, dissolution, or winding up of the Company, the Series C Preferred Stock shall rank:

•	senior to the Common Stock; and
•	pari passu with any other series of Preferred Stock, unless expressly designated otherwise.

(ii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series C Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to holders of Common Stock.

2

(d) Conversion. The Series C Preferred Stock shall not be convertible into shares of the Company’s Common Stock.

(e) Voting Rights. The holders of Series C Preferred Stock shall be entitled to vote on all matters submitted to a vote or written consent of the holders of the Company’s Common Stock. On all such matters, each Share of Series C Preferred Stock shall be entitled to twenty (20) votes per share. The holders of Series C Preferred Stock shall vote together with the holders of Common Stock as a single class, except as otherwise required by applicable law or the Company’s Articles of Incorporation.

(f) Redemption. The Series C Preferred Stock is Non-Redeemable and Non-Callable.

(g) Adjustment. In the event that the Company shall, at any time after the issuance of any Share of Series C Preferred Stock: (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide or effectuate any stock split of the outstanding Common Stock, or (c) combine or recapitalize the outstanding Common Stock into a different number of shares, then in each such case the Company shall simultaneously effect a proportional adjustment to the number of outstanding Shares of Series C Preferred Stock.

(h) Consolidation, Merger, Etc. In the event the Company enters into any consolidation, merger, or other transaction in which the shares of Common Stock are exchanged or converted into other securities, cash, or property, the Shares of Series C Preferred Stock shall be treated in a manner consistent with their relative rights and preferences as set forth herein.

(i) Protective Provisions. So long as any Shares of Series C Preferred Stock are issued and outstanding, the Company shall not, without the approval of the holders of a majority of the outstanding Shares of Series C Preferred Stock: (a) create or issue any class or series of capital stock ranking senior to the Series C Preferred Stock; (b) amend or modify the terms of the Series C Preferred Stock in a manner that adversely affects the rights of such shares; (c) liquidate, dissolve, or wind up the business and affairs of the Company; or (d) take any action requiring class approval under applicable law.

2. ASSUMPTION. Upon the occurrence of any consolidation, merger, reorganization, or similar transaction involving the Company (a “Reorganization”), the surviving entity or successor entity (the “Surviving Party”) shall succeed to and assume all obligations, rights, and powers of the Company under this Certificate of Designation with the same effect as if such Surviving Party had originally been named herein. The provisions of this Section 2 shall apply similarly and equally to successive Reorganizations.

3. TAXES. If the Company believes that it is required to make a deduction or withholding for or on account of tax from any payment due to a Holder under this Certificate of Designation (or that there is a change in the rate or basis of such deduction or withholding), the Company shall notify the affected Holder promptly and provide such Holder with a reasonable opportunity to provide any necessary information that may enable such Holder to avoid such deduction or withholding. The Company shall pay any documentary, stamp, or similar issue or transfer tax due in connection with the issuance or transfer of shares of Series C Preferred Stock, except for any such tax due because any shares are issued in a name other than the name of the applicable Holder.

4. RECORD HOLDERS. The Company shall be entitled to treat the holder of record of shares of Series C Preferred Stock as the true and lawful owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not the Company has notice thereof.

5. NO PREEMPTIVE RIGHTS. The holders of Series C Preferred Stock shall have no preemptive rights or preferential rights to purchase or subscribe for any shares or other securities of the Company.

6. OTHER RIGHTS. The shares of Series C Preferred Stock shall have no rights, preferences, privileges, or powers other than those specifically set forth herein or as provided by applicable law.

7. ASSIGNMENT. Shares of Series C Preferred Stock may be transferred in accordance with applicable law, the Company’s Articles of Incorporation, and the Corporation’s governing documents.

3

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of LataMed AI Corp. on the date first listed below.

LATAMED AI CORP.

Dated: May 6, 2026	/s/ Kevin Rodan Levy
By: Kevin Rodan Levy
Its: Chief Executive Officer

4